Exhibit 10.4

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF AN INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF JANUARY 11, 2007, MADE AMONG BANK OF AMERICA, N.A. (THE “SENIOR LENDER”), AND HI-MARK, LLC (THE “INTERCREDITOR AND SUBORDINATION AGREEMENT”), WHICH AGREEMENT (AS AMENDED IN ACCORDANCE WITH ITS TERMS) IS INCORPORATED HEREIN BY REFERENCE.

PROMISSORY NOTE

$7,000,000	January 11, 2007

Borrower:	TRX, Inc., herein called “Borrower”

Lender:	Hi-Mark, LLC, herein collectively called “Lender”

1. Payment Amount

Subject to the terms and conditions of this Promissory Note (the “Note”), including without limitation Section 4 hereof, for value received, the Borrower agrees to pay to Lender the sum of Seven Million Dollars ($7,000,000) (the “Principal Amount”). Borrower and Lender acknowledge and agree that the Principal Amount of this Note may be restated or otherwise adjusted, as contemplated by Section 4 below.

2. Interest

This Note shall bear interest on the principal balance outstanding from time to time at a rate per annum equal to the Prime Rate as published in the Money Rates section of The Wall Street Journal, and, if more than one such rate is published, at the average of all such rates so published, with each change in Prime Rate being effective on the published effective date of such change. Interest shall begin to accrue on January 11, 2007. Interest shall be calculated based on a 365-day calendar year compounded quarterly and paid for actual days elapsed.

3. Payment Terms

For a period of three (3) years commencing on the date hereof, Borrower shall make quarterly principal payments of Five Hundred Eighty Three Thousand Three Hundred Thirty Three Dollars and Thirty Three Cents ($583,333.33) and quarterly interest payments on the outstanding balance of the Principal Amount of the Note; the first payment of which shall be made on April 10, 2007, and subsequent payments of which shall be made on July 10, 2007 and October 10, 2007 and January 10, April 10, July 10, and October 10 of each year thereafter, until the whole remaining sum of principal and interest has been paid in full. Upon an “Event of Default” (as defined in Section 8 hereof), the whole sum of both principal and interest shall be immediately due and collectible at the option of the holder of this Note. Subject to Section 4 hereof, unless the balance is sooner accelerated upon an Event of Default as provided herein, the full balance of the Note shall be due and payable on or before January 10, 2010.

4. Adjustment

This Note is the “Promissory Note” referred to in Section 2.02(b) of that certain asset purchase agreement by and among Borrower, Lender, and certain other parties, dated as of December 7, 2006 (the “Asset Purchase Agreement”). Accordingly, this Note is subject to adjustment in accordance with the terms and conditions set forth herein and in the Asset Purchase Agreement, including, without limitation, the net working capital adjustment in Section 3.02 of the Asset Purchase Agreement, the collection of Purchased Accounts Receivable in Section 3.03 of the Asset Purchase Agreement and the right of set-off in Section 10.06 of the Asset Purchase Agreement.

A. Any amount owed by Lender to Borrower pursuant to the net working capital adjustment set forth in Section 3.02 of the Asset Purchase Agreement shall be credited as principal payments made by Borrower with respect to the next payment(s) due under the Note and the Principal Amount shall be automatically adjusted accordingly.

B. Any amount owed by Lender to Borrower for any Uncollected A/R pursuant to Section 3.03 of the Asset Purchase Agreement shall be credited as principal payments made by Borrower with respect to the next payment(s) due under the Note and the Principal Amount shall be automatically adjusted accordingly.

C. In accordance with Section 10.06 of the Asset Purchase Agreement, if Borrower, in good faith, believes that Lender owes any amounts to Borrower pursuant to or in connection with the Asset Purchase Agreement (including any agreement or exhibit referred to therein), then, in such case, Borrower may prior to any “Final Judgment” (as defined in Article XII of the Asset Purchase Agreement), at its election, deduct such amount from any payment due under this Note (the “Setoff Amount”). In the event Borrower sets-off any amount otherwise due hereunder pursuant to the foregoing, such non-payment by Borrower shall not be deemed to be a default, an Event of Default or otherwise; provided, however, that to the extent that pursuant to a Final Judgment, all or any portion of such Setoff Amount (the “Applicable Portion”) is deemed not to be owed to Borrower pursuant to the Asset Purchase Agreement, then Borrower shall, within ten (10) days of such Final Judgment, pay Lender the Applicable Portion plus interest accrued thereon.

Any adjustment or setoff made pursuant to this Section 4 shall be applied first against any accrued and unpaid interest and second against the next installment(s) of principal due hereunder.

5. Prepayment

Borrower may prepay, without penalty, all or part of the unpaid balance of this Note at any time and from time to time. Any partial prepayment made pursuant to this Section 5 shall be applied first against any accrued and unpaid interest and second against the next installment(s) of principal due hereunder.

6. Application of Payments

Payments will be applied first to accrued interest to date of payment, and then to principal.

7. Place of Payment

All payments shall be made payable to Lender and delivered or sent to the following address, or at such other place as Lender may hereafter designate in writing:

Hi-Mark, LLC

5905 Windward Parkway

Lower Level

Alpharetta, Georgia 30005

Attn: Kevin Austin

8. Default

A. The following shall constitute “Events of Default” under this Note:

(1) Failure by Borrower to make any payment required under this Note when the same shall become due and payable (whether at maturity, by acceleration, or otherwise) which failure shall continue for a period of five (5) days after the date on which written notice specifying such failure shall have been given by Lender to Borrower.

(2) Breach by Borrower of any covenant under Section 9 of this Note, which breach shall continue uncured for a period of thirty (30) days after the date on which written notice specifying such breach, and stating that such notice is a “Notice of Default” hereunder, shall have been given by Lender to Borrower; or

(3) Borrower institutes or consents to the institution of any proceeding under any “Debtor Relief Law” (as hereinafter defined), or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such person or to all or any material part of its property is instituted without the consent of such person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding. For purposes hereof, “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

B. If an Event of Default specified in Section 8.A.(1) or (2) occurs, Lender may, at its option, by notice in writing to the holder of Senior Debt and Borrower (the “Acceleration Notice”), declare the entire principal and accrued but unpaid interest of this Note to be due and payable upon the earlier of: (1) ninety (90) days after the delivery of the Acceleration Notice to Borrower and the holders of Senior Debt, or (2) an acceleration under the Senior Debt. Upon such declaration by Lender, the entire principal and accrued but unpaid interest of this Note shall become due and payable at such time.

C. If an Event of Default specified in Section 8.A.(1) or (2) occurs and no Senior Default exists, Lender may, at its option, by Acceleration Notice, declare the entire principal and accrued but unpaid interest on this Note to be due and payable upon the date that is five (5) business days after the delivery of the Acceleration Notice to Borrower and the holders of the Senior Indebtedness. Upon such declaration by Lender, the entire principal and accrued but unpaid interest of this Note shall become due and payable at such time.

D. If an Event of Default specified in Section 8.A.(3) occurs, the entire principal and accrued but unpaid interest on this Note shall become due and payable immediately, without any declaration or other act on the part of Lender.

E. If an Event of Default specified in any subsection of Section 8.A. occurs:

(1) This Note shall accrue interest at a rate that is four percent (4%) above the rate effective immediately before such Event of Default (the “Default Rate of Interest”); and

(2) Borrower shall be liable for, and shall pay to Lender, Lender’s reasonable collection costs including reasonable attorneys’ fees.

9. Covenants

Borrower covenants and agrees that for so long as any indebtedness evidenced by, or other obligations arising under this Note remains outstanding:

A. Borrower will provide Lender with notice of any event of a Senior Default not later than one (1) business day after Borrower receives notice thereof;

B. Borrower will provide Lender with prompt notice (which shall in any event be provided not later than the date that notice of such event is provided to the Senior Creditor) regarding any and all material events that constitute a material impairment of Borrower’s ability to perform its obligations under this Note and/or the Senior Debt.

C. Borrower will not liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); provided, however, that the foregoing shall not apply in any way to the foreclosure, sale, or other disposition of collateral pledged to secure Senior Debt pursuant to any judicial proceeding or by or at the direction of the holders of the Senior Debt.

10. Notices

Any notices and other communications given with regard to this Note shall be in writing. Delivery of such notices and communications shall be made by hand delivery, overnight delivery service, or by United States certified or registered mail, return receipt requested, at the address specified below or at such other address as the receiving party may have specified by prior notice in writing:

Borrower:	TRX, Inc. 6 West Druid Hills Drive Atlanta, Georgia 30329 Attn: Chief Financial Officer

with a copy to (which shall not constitute notice):

McKenna Long & Aldridge LLP 303 Peachtree Street, NE Suite 5300 Atlanta, Georgia 30308 Attention: Jeremy C. Silverman

Lender:	Hi-Mark, LLC 5905 Windward Parkway Lower Level Alpharetta, Georgia 30005 Attn: Kevin Austin

with a copy to (which shall not constitute notice):

Garson Claxton LLC 7910 Woodmont Avenue Suite 650 Bethesda, Maryland 20814 Attn: Andrew Milne

Notices and other communications shall be deemed delivered as of the earlier of: (a) the date of actual receipt; or (b) the date on which delivery is attempted by the delivering party but refused by the receiving party or returned by the overnight delivery service or United States mail as undeliverable.

11. Attorney Fees

In case litigation is instituted, including any bankruptcy or arbitration proceedings, arising out of this Note, the losing party shall pay the prevailing party’s reasonable attorney fees, together with all expenses which may reasonably be incurred in taking such action, including but not limited to, costs incurred in searching records, the costs of title reports and expert witness fees, and anticipated post judgment collection services. If an appeal is taken from any judgment of the trial court, (a) the losing party shall pay the prevailing party in the appeal its reasonable attorney’s fees and costs in such appeal; and (b) if the appeal results in a final decision that reverses the lower court’s decision so that the prevailing party at the lower court is not the prevailing party after the appellate decision, the losing party on appeal shall pay the prevailing party its reasonable attorney’s fees and costs in the lower court litigation.

12. Jurisdiction and Venue

In any action or proceeding, including any arbitration (if arbitration is mutually agreed to by the parties), seeking to enforce any provision(s) of, or based on any right(s) arising out of, or related to or concerning this Note, the parties hereto consent to the jurisdiction of the courts of the State of Georgia and of any duly appointed arbitrator. In any such action or proceeding, venue shall lie in Fulton County, Georgia.

13. Amendments

This Note may be amended, waived or modified only upon the written consent of the Borrower and the Lender. This Note is non-negotiable and may not be assigned by the Lender or the Borrower, including by operation of law, without the prior written consent of the non-assigning party. Any attempted assignment not in accordance with this Section shall be void and without effect.

14. Subordination

A. This Note and the indebtedness evidenced hereby shall be subject and subordinate in right of payment to the prior payment in full of the “Senior Debt” (as defined in the Intercreditor and Subordination Agreement), including without limitation money borrowed from the Senior Creditor, pursuant to the terms of the Intercreditor and Subordination Agreement. If any event of default occurs and is continuing with respect to any Senior Debt (a “Senior Default”), then, unless and until all such events of default have been cured or waived or have ceased to exist, neither Borrower nor any other person on its behalf shall make any payment of any kind or character with respect to any obligations on this Note.

B. Nothing contained in this Note is intended to or shall impair, as among Borrower, Borrower’s creditors other than the holders of the Senior Debt, and Lender, the obligation of Borrower, which is absolute and unconditional, to pay to Lender the principal of and interest on and all other amounts due under this Note in accordance with its terms, or is intended to or shall affect the relative rights of Lender and creditors of Borrower, other than the holders of Senior Debt, nor shall anything herein prevent Lender from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the provisions of this Section 12 and to the rights of the holders of Senior Debt to receive distributions and payments otherwise payable to Lender.

15. Defined Terms

Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Asset Purchase Agreement.

16. Amendments and Waiver

No provision of this Note may be amended or waived unless Borrower shall have obtained the written agreement of Lender. No failure or delay in exercising any right, power, or privilege hereunder shall imply or otherwise operate as a waiver of any rights of Lender, nor shall any exercise thereof preclude any other or future exercise of any other right, power, or privilege.

17. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of Georgia without giving effect to any conflicts of laws principles thereof that would otherwise require the application of the law of any other jurisdiction. All actions and proceedings arising out of or relating to this Note shall be heard and determined in a Georgia state court sitting in the County of Fulton or the United States District Court for the Northern District of Georgia, Atlanta Division.

18. Severability

Whenever possible, each provision of this Note will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

19. Waiver of Jury Trial

BORROWER AND LENDER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BORROWER AND LENDER AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT BETWEEN THEM IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

20. Lost, Stolen, Destroyed, or Mutilated Note

Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction, or mutilation of this Note and of indemnity arrangements reasonably satisfactory to Borrower from or on behalf of the holder of this Note, and upon surrender or cancellation of this Note if mutilated, Borrower shall make a new note of like tenor in lieu of such lost, stolen, destroyed, or mutilated Note.

21. Usury

Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable. If the rate of interest called for under this Note at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable. If such rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the lesser of the maximum rate legally enforceable and the rate otherwise provided for in this Note.

22. Further Assurances

Upon the reasonable request of either party hereto, the other party hereto shall take any and all actions necessary or appropriate to give effect to the terms and conditions set forth in this Note.

[Signatures on following page]

Borrower:

TRX, Inc.

By:	/s/ Norwood H. Davis
Name:	Norwood H. Davis
Title:	CEO & President

Lender:

Hi-Mark, LLC

By:	/s/ Kevin Austin
Name:	Kevin Austin
Title:	President

SIGNATURE PAGE TO PROMISSORY NOTE